Exhibit 10.9

EMPLOYMENT AGREEMENT
This Employment Agreement ("Agreement") is entered into
effective as of the 31st day of July, 2000 (the "Start Date") between
STAGE STORES, INC., a Delaware corporation (the "Company"), and
JOHN J. WIESNER, an individual (the "Executive").
WITNESSETH:
WHEREAS, Executive presently serves as Chairman, Chief
Executive Officer and President of the Company, and the Board of
Directors of the Company (the "Board") has recently hired and appointed another individual to the position of Chief Executive Officer and
President of the Company; and
WHEREAS, the Board has determined that it to be in the best
interests of the Company and the Bankruptcy Proceeding (as hereafter defined) for the Company to continue to employ the Executive in the position of Non-Executive Chairman of the Board of the Company (the
"New Position"), subject to the terms and conditions contained in this Agreement; and
WHEREAS, the Executive desires to continue to be employed
by the Company and to assume the New Position and remain a member of the Board, subject to the terms and conditions contained in this
Agreement.
NOW, THEREFORE, in consideration of the promises and
mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	BANKRUPTCY COURT APPROVAL.  As may be
required by law, this Agreement and the respective obligations of the parties hereto are subject to the approval of the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the
"Bankruptcy Court"), and if approved, this Agreement shall become retroactively effective as of the Start Date or such other date as the Bankruptcy Court may order and direct (the "Effective Date").
2.	EMPLOYMENT.  Company shall employ Executive
in the New Position, and Executive accepts such employment with the
Company in the New Position, upon the terms and subject to the conditions set forth in this Agreement.
3.	POSITION AND DUTIES.  During such time
commencing as of the Start Date that Executive is employed with the
Company (the "Employment Period"), Executive shall serve in the New
Position and shall have the normal duties, responsibilities and authority for the position of Chairman of the Board including, but not limited to, supervising, controlling and directing any and all aspects of the bankruptcy proceedings of the Company, Specialty Retailers, Inc. and Specialty Retailers, Inc. (NV) being jointly administered by the
Bankruptcy Court under Case No. 00-35078-H2-11 (collectively, the "Bankruptcy Proceedings"), whether such proceedings are pursuant to a reorganization process under Chapter 11 of the United States Bankruptcy
Code (the "Bankruptcy Code") or a liquidation process under Chapter 7 of the Bankruptcy Code, subject to the power of the Board to expand or limit such duties, responsibilities and authority and to override actions of the Executive in accordance with the Company's Restated Certificate of Incorporation, as amended, and Bylaws, as amended.
3.1	Performance of Duties.  Executive shall
report to the Board from time to time.  Executive shall devote such time and attention to the performance of such duties and responsibilities on behalf of the Company as Executive deems reasonable or necessary in the exercise of Executive's
reasonable business judgment, and Executive may perform such duties and responsibilities from such places as Executive deems appropriate in the exercise of Executive's reasonable business judgment.  Company recognizes and understands that Executive has other business activities and commitments which are
unrelated to the Company and agrees that nothing in this
Agreement shall prevent or prohibit Executive from conducting such activities or fulfilling such commitments.
3.2	Member of Board.  Company agrees that in
the event this Agreement is terminated or Executive fails to hold the New Position for any reason, Executive shall remain a
member of the Board until such time as the shareholders of the
Company, in accordance with the terms and conditions of the
Restated Certificate of Incorporation, as amended, and
Amended and Restated Bylaws, as amended, of the Company:
(i) elect to remove Executive as a member of the Board; or
(ii) fail to nominate Executive for an additional term and elect and qualify another person to replace Executive.
3.3	Delegation By Board.  Whenever this
Agreement calls for action on the part of the Board, the Board may delegate responsibility for such action to a duly appointed committee of the Board, including but not limited to the
Compensation Committee of the Board, and Executive agrees to treat, comply with and be bound by any action taken by such
committee as if the Board had taken such action directly.
4.	COMPENSATION AND BENEFITS.  During the
Employment Period, Executive shall be paid or receive compensation and benefits as follows:
4.1	Base Salary.  Unless the Company is ordered
by the Bankruptcy Court to reduce Executive's base salary, the base salary for Executive shall be $40,000 per year, or such other rate as the Board may designate from time to time (the
"Base Salary").  The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding for
taxes.
4.2	Daily Compensation.  In addition to the Base
Salary, the Company shall pay Executive $1,000.00 for each
day on which Executive performs his duties and responsibilities under this Agreement (the "Per Diem Compensation"), which
compensation shall be paid in half day increments of $500.00.
Executive shall maintain a weekly record of time devoted to
performing his duties and responsibilities under this Agreement and shall submit a verified copy of such records to the Executive
Vice President of Human Resources of the Company on a
weekly basis.  Company shall pay the Per Diem Compensation
to Executive in regular installments in accordance with the
Company's general payroll practices, and the Per Diem
Compensation shall be subject to customary withholdings for
taxes.
4.3	Emergence Bonus.  If the Bankruptcy Court
confirms and approves a plan of reorganization for the Company
(the "Plan") and Executive is employed with the Company on
the date the Bankruptcy Court approves the Plan, Executive
shall receive a bonus of Two Hundred Thousand and 00/100
Dollars ($200,000.00) (the "Emergence Bonus"), subject to
customary withholdings for taxes.  The Company, in its sole
discretion, may pay the Emergence Bonus using a combination
of cash (the "Cash Component") and new equity securities of
the Company after confirmation of the Plan (the "Stock
Component"); provided, however, in no event shall the Cash
Component be less than forty percent (40%) of the Emergence
Bonus.  The Stock Component shall be valued in accordance
with terms of the Plan.  In the event recoveries are being
provided through a transaction described in the Plan where cash or securities of another company are being distributed, payment to Executive will be made in like manner, but in no event shall the Cash Component of the Emergence Bonus be less than forty percent (40%) of such amount.  Payment of any withholdings
for taxes as a result of the Emergence Bonus shall be deducted from the Cash Component.
4.4	Medical, Dental and Other
Benefits.  Company shall provide Executive and members of
Executive's immediate family, at Company's cost and expense, with medical and dental insurance coverage for Executive and his family, life insurance policies and short and long term
disability on terms commensurate with coverages offered to
other executive officers of the Company, and Executive shall be entitled to participate in any and all retirement plans or
arrangements and any other supplemental benefits provided to other executive officers of the Company.  Following the
termination of Executive's employment with the Company for
whatever reason, the Company shall continue to make one
hundred percent (100%) of the premium or contribution
payments necessary to maintain the right of Executive and his spouse to receive the benefits described under this Section 4 until the earlier of their respective 65th birthday or death.  Any and all benefits provided for hereunder shall not be included in the definition of the term "Base Salary" as such term is used in this Agreement.
4.5	Business Expense.  Company shall reimburse
Executive for all reasonable travel, entertainment and other business expenses incurred by Executive in the course of
performing the duties of the Position including, but not limited to, airfare and any rental or leasing expense of automobiles and housing for travels on behalf of the Company to any point more than forty-five (45) miles from Executive's primary residence in
Oklahoma City, Oklahoma.  Such expenses shall be reimbursed
in accordance with the standard policies and procedures of the
Company in effect from time to time related to such
reimbursable expenses.
4.6	Waiver of Director's Fees.  Company and
Executive agree that Executive shall not be entitled or have the right to receive any fees, payments or any other type of
compensation which is or shall be paid by the Company to
members of the Board, unless otherwise agreed to in writing by the Company and Executive and approved by the Bankruptcy
Court.
4.7	Indemnification by Company.  Company
shall defend, indemnify and hold Executive harmless from and against any and all claims, losses or liabilities, of whatever nature, asserted by Carl Tooker or any other present or past director, officer, shareholder, employee or agent of the Company, including but not limited to advancing any and all necessary costs and expenses for defending any such claims as the same are incurred.

4.8	Vesting and Survival of Benefits.  Company
hereby agrees that any and all rights and benefits received by, paid or provided to or on behalf of Executive or any member of Executive's immediate family described under this Section 4 shall be fully earned and vested as of the Start Date, and no such rights or benefits may be rescinded, canceled or terminated for any reason.  Furthermore, the Company agrees that any and all rights and benefits received by, paid or provided to or on behalf of Executive or any members of Executive's immediate family
described under this Section 4 shall survive any termination of Executive's employment with the Company for any reason.
5.	EFFECT OF CONVERSION TO CHAPTER 7.  In
the event the Bankruptcy Proceedings are converted, voluntarily or otherwise, from reorganization proceedings under Chapter 11 of the Bankruptcy Code to liquidation proceedings under Chapter 7 of the Bankruptcy Code, the Board shall use its best efforts to have the severance benefits to be paid to Executive by the Company in accordance with Section 6.4 approved by the Bankruptcy Court as administrative expenses of the Bankruptcy Proceedings and to have such benefits paid to Executive within one (1) year of the date of such conversion.
6.	TERMINATION; EFFECTS OF
TERMINATION.  This Agreement may be terminated upon the
occurrence of any of the following events:
6.1	Terminable At Will.  This Agreement and
Executive's employment with the Company shall be terminable
at will at any time for any reason by either party, and this
Agreement shall expire automatically when Executive ceases to hold the Position with the Company for any reason and to be a member of the Board.  Upon such termination, the rights of
Executive to receive the monies and benefits from the Company shall be determined in accordance with the terms and provisions contained in this Section 6, and Executive agrees that such monies and benefits are fair and reasonable and are the sole monies and benefits which shall be due to him from the
Company in the event of termination.
6.2	By Company For Good Cause.  Upon
written notice, Company may terminate this Agreement and the
Employment Period immediately for "Good Cause" (as
hereafter defined).  Upon such termination, Executive shall be entitled to receive his Base Salary and Per Diem Compensation through the date of such termination and the benefits described in Section 4 of this Agreement.
6.3	By Company Without Good Cause.  Upon
ten (10) days prior written notice, Company may terminate this Agreement and the Employment Period without Good Cause, and Executive shall be entitled to receive his Base Salary and Per Diem Compensation through the date of such termination plus an amount equal to one times the Base Salary in effect at the time of the date of such termination (the "Severance
Payment") and the benefits described in Section 4 of this Agreement. The Severance Payment shall be payable in regular installments commencing from the date of such termination in accordance with the Company's general payroll practices and subject to customary withholdings or taxes.

6.4	By Executive for Good Reason.  Upon thirty
(30) days prior written notice, Executive may terminate this
Agreement and the Employment Period for "Good Reason" (as
hereafter defined), and if requested by the Company, Executive shall continue to work exclusively for the Company during such thirty (30) day period.  Executive shall be entitled to receive his
Base Salary and Per Diem Compensation through the date of
such termination plus severance payment and the benefits
described in Section 4 of this Agreement.  The Severance
Payment shall be payable in regular installments commencing
from the date of such termination in accordance with the
Company's general payroll practices and subject to customary withholdings for taxes.
6.5	By Executive Without Good Reason.  Upon
thirty (30) days prior written notice, Executive may terminate this Agreement and the Employment Period without Good
Reason, and if requested by the Company, Executive shall
continue to work exclusively for the Company during such
thirty (30) day period.  Executive shall be entitled to receive his
Base Salary and Per Diem Compensation through the expiration of such thirty (30) day period, unless such period is sooner terminated by the Company at its sole discretion the benefits described in Section 4 of this Agreement.
6.6	Execution of Release by
Executive.  Company shall not be obligated to pay any portion of the Severance Payment, if any, unless and until Executive shall have executed and delivered to the Company a release of all claims against the Company and the Subsidiaries and
affiliates and their respective officers, directors, employees, shareholders, agents and attorneys, arising out of or related to any act or omission which occurred on or prior to the date on which this Agreement or the Employment Period was
terminated, in form and substance reasonably satisfactory to the
Company.
6.7	Good Cause Defined.  For purposes of this
Agreement, "Good Cause" means (a) Executive's conviction of
any criminal violation involving dishonesty, fraud or moral
turpitude; (b) Executive's gross negligence; (c) Executive's willful and serious misconduct; (d) Executive's breach of trust or fiduciary duty in the performance of his duties or
responsibilities; (e) Executive's willful failure to comply with reasonable directives of the Board; or (f) Executive's breach of any term or provision of this Agreement.
6.8	Good Reason Defined.  For purposes of this
Agreement, "Good Reason" shall exist if, without Executive's express written consent, (a) Executive is assigned duties or responsibilities materially inconsistent with the Position or those described in this Agreement or its status with Company as of the time of a Change of Control (as hereafter defined); (b) the
Company reduces Executive's Base Salary in violation of the
terms of this Agreement, except for any reduction ordered by the Bankruptcy Court; (c) the Bankruptcy Proceedings are
converted, voluntarily or otherwise, from reorganization
proceedings under Chapter 11 of the Bankruptcy Code to
liquidation proceedings under Chapter 7 of the Bankruptcy
Code.
6.9	Change of Control Defined.  For purposes of
this Agreement, a "Change of Control" shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Section 13(b) of the Securities Exchange Act of 1934, as
amended (the "Exchange Act")) is or becomes the "beneficial
owner" (as defined in Rule 13d-3 under the Exchange Act),
directly or indirectly, of securities of the Company representing
50% or more of the combined voting power of the Company's
then outstanding securities and within one (1) year after such
"person" or "group" acquires 50% or more of the combined
voting power of the Company (the "Trigger Date") the members of the Board immediately prior to the Trigger Date cease to
constitute a majority of the Board, (ii) there shall be
consummated any consolidation or merger of the Company in
which the Company is not the surviving or continuing
corporation or pursuant to which shares of the Company's
Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the
holders of the Company's Common Stock immediately prior to
the merger have (directly or indirectly) at least a 51% ownership interest in the outstanding Common Stock of the surviving
corporation immediately after the merger, or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the
Company in which such creditor holds a security interest;
provided, however, that a Change of Control shall not be
deemed to have occurred if any of the above described events under (i), (ii) or (iii) occurs during or within twelve (12) months of the conclusion of the Bankruptcy Proceedings or as the result of, associated with or arising from action, order, agreement or plan of the Bankruptcy Court.
7.	CONFIDENTIAL INFORMATION.  Executive
acknowledges that Executive will have access or be privy to certain confidential business information of the Company and its Subsidiaries as a result of Executive's employment with the Company or its
Subsidiaries.  Such confidential information may include but is not limited to business decisions, plans, procedures, strategies and policies, legal matters affecting the Company and its Subsidiaries and their respective businesses, personnel, customer records information, trade secrets, bid prices, evaluations of bids, contractual terms and arrangements (prospective purchases and sales), pricing strategies, financial and business forecasts and plans and other information affecting the value or sales of products, goods, services or securities of the
Company or any of the Subsidiaries, and personal information regarding employees (collectively, the "Confidential Information"). Executive acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company or such
Subsidiary.  Executive shall not disclose to any unauthorized person, or use for Executive's own purposes, any Confidential Information without the prior written consent of the Board, which consent may be withheld by the Company at its sole discretion, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive agrees to maintain the confidentiality of the Confidential Information after the termination of Executive's employment; provided, further, that if at any time Executive or any person or entity to which Executive has disclosed any Confidential Information becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Executive shall provide the Company with prompt, prior written notice of such requirement so the Company, in its sole discretion, may seek a protective order or other appropriate remedy and/or waive compliance with the terms hereof.  In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, Executive shall ensure that only the portion of the Confidential Information which such person is advised by written opinion of counsel that Executive is legally required to disclose is disclosed, and Executive further covenants and agrees to exercise reasonable efforts to obtain assurance that the recipient of such Confidential Information shall not further disclose such Confidential Information to others, except as required by law, following such disclosure. In addition Executive shall deliver to the Company upon termination of the Employment Period, and at any other time as the
Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data
(and copies thereof) relating to or containing any portion of the Confidential Information, or relating to the business of the Company or any Subsidiary which he may then posses or have under his control.
8.	TAXES.  Executive shall be solely and exclusively
responsible for and shall fully and timely pay and discharge any and all taxes, costs, fees, fines, penalties and interest of any type whatsoever (collectively, "Taxes") which may be or become due or payable by
Executive or any of his successors, heirs or assigns directly or indirectly as a result or, arising out of or related to this Agreement or as a result of any funds or benefits paid to or for the benefit of Executive before, on or during the Effective Date, or such other date as the Bankruptcy Court may order and direct.
9.	NOTICES.  Any notice provided for in this Agreement
shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:
To Executive:		John J. Wiesner
			6349 Harden Drive
			Oklahoma City, Oklahoma 73118
To Company:		Stage Stores, Inc.
			10201 Main Street
			Houston, Texas 77025
			Attention:  Chief Executive Officer
With a copy of (which shall not constitute notice for purpose of this Agreement):
				McKinney & Stringer
				101 North Robinson, Suite 1300
				Oklahoma City, OK 73102
				Attention:  N. Martin Stringer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.
10.	GOVERNING LAW.  All issues and questions
concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement, even though under the jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
11.	PREVAILING PARTY.  In the event either party
commences an action alleging any violation of this Agreement, or seeking to enforce, construe, modify or interpret this Agreement, the non-prevailing party shall pay all costs, expenses and reasonable attorneys' fees incurred by the prevailing party in connection with such proceeding.
12.	SEVERABILITY.  Each section, subsection and
lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this
Agreement shall remain in full force and effect.
13.	AMENDMENTS; MODIFICATIONS.  Neither this
Agreement nor any term or provision in it may be changed, waived, discharged, rescinded or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge, rescission or termination is sought.
14.	WAIVER.  No failure on the part of either party to this
Agreement to exercise, and no delay in exercising, any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the party against whom or which the enforcement of such waiver is sought.
15.	SUCCESSORS AND ASSIGNS.  This Agreement
shall be binding upon the successors, assigns, heirs, legatees, devisees, executors, administrators, receivers, trustees and representatives of Executive and shall inure to the benefit of the Company and its subsidiaries and their respective successors, assigns, administrators, receivers, trustees and representatives.
16.	HEADINGS.  The headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
17.	MULTIPLE COUNTERPARTS.  This Agreement
may be executed in two or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
18.	FEES AND EXPENSES.  All costs and expenses
incurred by either party in the preparation, negotiation or performance of this Agreement shall be borne solely by the party incurring such expense without right of reimbursement.
19.	FURTHER ASSURANCES.  Executive and the
Company covenant and agree that each will execute any additional instruments and take any actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.
20.	CONSTRUCTION.  In the event an ambiguity or
question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.
21.	SURVIVAL.  Executive and the Company agree that
the terms and conditions of Sections 3, 4 and 7 through 24 (inclusive) shall survive and continue in full force and effect, notwithstanding any expiration or termination of the Employment Period or this Agreement.
22.	ENTIRE AGREEMENT.  This Agreement contains
and constitutes the entire agreement between Executive and the Company and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between
Executive and the Company relating to the subject matter hereof in any way.
	IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first above written.
	"COMPANY"	STAGE STORES, INC.,
			a Delaware Corporation
			By:
			James Scarborough,
			Chief Executive Officer & President
			"EXECUTIVE"
			/s/John J. Wiesner

			John J. Wiesner, an individual